Exhibit 99

The McGraw-Hill Companies Reports 8.6% Increase in Earnings Per Share for 2006

EPS Grows By 12.0% In Fourth Quarter

          NEW YORK, Jan. 25 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported 2006 diluted earnings per share of $2.40, an increase of 8.6% versus $2.21 in 2005.  The 2006 results include the following charges: $0.04 for the elimination of the restoration stock option program, $0.11 for incremental stock-based compensation and $0.06 in charges for restructuring started in the third quarter and completed in the fourth quarter.  The 2005 results include the following: a $0.04 restructuring charge in the fourth quarter, a $0.03 increase in income taxes for the repatriation of funds and a $0.01 gain on the sale of Corporate Value Consulting.

          Net income for 2006 increased 4.5% to $882.2 million.  Revenue for 2006 grew by 4.2% to $6.3 billion.

          For the fourth quarter of 2006, diluted earnings per share increased 12.0% to $0.56 compared to the same period last year.  The results include $0.01 for incremental stock-based compensation, a $0.03 restructuring charge and $0.04 for a change in revenue recognition for the transformation of Sweets from a primarily print catalog to a bundled print and online service.  This shift in timing reduced Sweets’ revenue by $23.8 million and operating profit by $21.1 million.  The 2005 results include a $0.04 restructuring charge and a $0.03 increase in income taxes for the repatriation of funds.

          Net income for the fourth quarter increased 8.2% to $204.8 million.  Revenue grew by 3.4% to $1.6 billion.

          “A strong finish to an outstanding year in Financial Services and effective cost controls in a softening education market were key to our performance in 2006,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.

          Education:  “Revenue for this segment in 2006 declined by 5.5% to $2.5 billion.  Including incremental expenses of $19.6 million for stock-based compensation and a one-time charge for the elimination of the restoration stock option program, the segment’s operating profit decreased in 2006 by 19.8% to $329.1 million with an operating margin of 13.0%.

          “In the fourth quarter of 2006, revenue for the segment was off by 11.0% to $528.1 million while operating profit dropped by 88.0% to $4.4 million.  Foreign exchange rates benefited revenue in 2006 by $6.6 million and operating results by $2.3 million, respectively.

          “The segment incurred a pre-tax restructuring charge of $10.4 million in the fourth quarter to complete the previously announced integration of our elementary and secondary basal publishing units and the vacating of facilities at the end of 2006. Total restructuring charges for the segment in 2006 were $16.0 million; 450 positions were eliminated.  In 2005, total restructuring charges for the segment were $9.0 million, all of which occurred in the fourth quarter.

          “The McGraw-Hill School Education Group’s revenue decreased by 12.4% to $1.3 billion in 2006 and by 30.2% to $186.7 million in the fourth quarter.

          “The McGraw-Hill Higher Education, Professional and International Group’s revenue increased 3.5% to $1.2 billion in 2006 and grew by 4.7% in the fourth quarter to $341.4 million.

          “Tight cost controls helped mitigate reduced revenue potential and tough comparisons in the elementary-high school market.  State new adoption opportunities plunged by approximately 30% in 2006 and the industry’s open territory sales declined by 0.3%.  As a result, the elementary-high school market was off by 5.8% in 2006 after growing by 10.5% in 2005.

          “The year-over-year swing in revenue was evident in the School Education Group’s fourth quarter results, which reflected the absence of new business after a very successful 2005 in Texas and softness in the testing market.  In 2005, a delayed $44 million new adoption order from Texas helped boost the School Education Group’s fourth quarter revenue by 23.6%.

          “Revenue drivers for the full year included products for the expanding intervention market, such as Number Worlds; Everyday Mathematics, an alternative basal; Treasures, the new basal for the elementary school reading market and strong performances in Florida science (a 39% share of the secondary market) and California social studies (32% of the middle school and 40% of the high school markets).  The secondary science list also performed well in New Mexico, Oklahoma and West Virginia.  But these positive results were offset by weak performances from our elementary products in Florida science (a 5% share) and California social studies (a 15% share).

          “In a continuation of a trend driven by the federal No Child Left Behind Act, sales of norm-referenced shelf tests declined again in the fourth quarter.  The shortfall was exacerbated in the fourth quarter by lower volume from custom contracts as states reduced the scope of required work.

          “The Higher Education, Professional and International Group benefited from cost control efforts and strong finishes in international and professional markets in the fourth quarter to end the year on an upswing.

          “In the U.S. college and university market, our Science, Engineering and Math imprint produced an increase for the year.  Our Humanities, Social Sciences and Languages and the Business and Economics imprints were essentially flat in 2006.  Sales of Business and Economics increased in the fourth quarter while the other two imprints showed declines.

          “Our growing array of digital products contributed incremental revenue for the fourth quarter and the year.  In the U.S. college and university market, there is growing usage of Homework Manager, Math Zone and similar electronic products, particularly in accounting, mathematics and world languages.  In professional markets, our digital subscription services and business and education products produced solid gains in the fourth quarter and for the year.

“Best-sellers in the fourth quarter included:
-	Current Medical Diagnosis and Treatment 2007, 46th edition
-	First Aid for the USMLE Step 1: 2007, 17th edition
-	The Starbucks Experience
-	Basic and Clinical Pharmacology, 10th edition
-	Crucial Conversations

          “Internationally, we produced gains in both English- and Spanish-language markets in the fourth quarter and for the year.

          Financial Services:  “Revenue for this segment in 2006 increased 14.4% to $2.7 billion.  Excluding the prior year’s revenue of $101.3 million from Corporate Value Consulting, which was sold at the end of September 2005, revenue in 2006 grew by 19.4% on a non-GAAP basis.  Of the non-GAAP revenue growth, 42.9% was produced by structured finance and 26.1% came from corporate and government ratings.  Foreign exchange rates benefited revenue by $5.6 million and did not materially impact operating results.

          “Including incremental expenses of $30.0 million for stock-based compensation and a one-time charge for the elimination of the restoration stock option program in 2006, the segment’s operating profit increased 18.0% to $1.2 billion compared to 2005.  The operating margin for 2006 was 43.8%, up from 42.5% in 2005.  The sale of Corporate Value Consulting produced a pre-tax gain of $6.8 million in 2005.

          “In the fourth quarter, revenue grew by 22.1% to $794.1 million.  Structured finance produced 44.7% of the revenue increase; 30.5% came from corporate and government ratings.  Operating profit increased 19.1% to $341.1 million in the fourth quarter compared to the same period in 2005.

          “Solid growth in equity and fixed-income information products and services enabled Standard & Poor’s to set new records in 2006 for revenue, operating profit and operating margins. International credit ratings and services accounted for 41.8% of credit ratings revenue in the fourth quarter, up from 38.4% for the same period last year.  For 2006, 38.6% of ratings revenue was produced off-shore, up from 37.0% in 2005.  Continued worldwide strength in structured finance and a surging corporate finance market for both investment-grade and high-yield bonds were key factors in the fourth quarter for ratings.

          “Rapid growth in the U.S. market for collateralized debt obligations and solid increases in commercial mortgage-backed securities kept the structured market moving ahead.  The collateralized debt obligation market in the U.S. is being driven by cash flow CDOs of high-yield collateralized loan obligations and asset-backed securities transactions.  Hybrid transactions, a combination of cash flow and synthetics, also continue to gain broader acceptance among investors.

          “The corporate sector benefited from an active merger and acquisition market and strong financing activity.  There were sharp increases in issuance in the telecom, media and entertainment, materials, high-tech, and healthcare sectors.  Public finance also showed unexpected strength in the fourth quarter.

          “The anticipated slowdown in the U.S. residential mortgage-backed securities market was evident in the fourth quarter.  Increases in mortgage rates, a slowing in the rate of home price appreciation and tightening by sub-prime lenders all contributed to the softening market. In Europe, however, the residential mortgage-backed securities market again produced substantial gains.  The asset-backed securities market softened as auto manufacturers curtailed securitization while they reorganized their businesses.

          “New issue dollar volume increased in the U.S. and European bond markets in the fourth quarter versus the same period last year, according to reports from Thomson Financial, Harrison Scott Publications and S&P estimates.  In the U.S., total new issue dollar volume was up 18.7% in the fourth quarter as corporates climbed 65.9%.  Public finance increased by 16.6%.  Mortgage-backed securities issuance declined by 4.2%. Asset-backed securities were off 31.0%.  In Europe, new issue dollar volume was up 48.8%.

          “The market was also robust for ratings and services that are not directly linked to new issuance.  These services, which include infrastructure financing, bank loan ratings and derivatives, accounted for 24.5% of ratings revenue in the fourth quarter, up from 22.5% for the same period last year.  For 2006, non-traditional ratings accounted for 23.9% of ratings revenue versus 22.1% in 2005.

          “In equity markets, S&P continues to expand and grow.  As of December 31, 2006, assets under management in exchange-traded funds based on S&P indices had climbed to a record high of $161.2 billion, a 19.3% year-over-year increase.  Ten new exchange-traded funds based on S&P indices were launched in the fourth quarter.  Contract trading volume of derivatives based on S&P indices increased for the year and the fourth quarter at the exchanges.  In 2006, the average daily volume in e-Mini S&P 500 futures contracts topped the 1.0 million mark for the first time.

          “We continue to experience strong global demand for S&P’s equity and fixed-income information products and services.  Since acquiring Capital IQ in 2004, we have more than doubled the client base to over 1,700 and continue to enrich its offerings.  Capital IQ recently added data from S&P ratings to provide clients with deeper insights into a firm’s debt capital structure.

          Information & Media:  “Revenue for the segment in 2006 grew by 5.7% to $984.5 million. Including incremental expenses of $14.1 million for stock-based compensation and a one-time charge for the elimination of the restoration stock option program, the segment’s operating profit decreased by 17.6% to $49.9 million with an operating margin of 5.1%.  J.D. Power and Associates, which was acquired on April 1, 2005, contributed revenue of $43.8 million in the first quarter of 2006.

          “In the fourth quarter, revenue declined by 8.5% to $272.2 million while operating profit decreased by 27.7% to $21.5 million compared to the same period last year. The segment’s fourth quarter and year-to-date results reflect restructuring charges and a change in revenue recognition for the transformation of Sweets from a primarily print catalog to a bundled print and online service.  As a result of the change at Sweets, there was a reduction in revenue ($23.8 million) and operating profit ($21.1 million) in the fourth quarter.  Revenue for the bundled service will be recognized as provided and will benefit Sweets in 2007.

          “The segment also incurred pre-tax restructuring charges of $3.0 million in the fourth quarter and $5.7 million in the third quarter of 2006 mainly for employee severance.  In 2006, a total of 150 positions were eliminated in Information & Media.  In 2005, total restructuring charges for the segment were $10.2 million, all of which occurred in the fourth quarter.  Favorable developments with respect to certain disputed billings also benefited comparisons to 2005 by $8.3 million.

          “As a result of strong political advertising and growth in local-time sales, the Broadcasting Group in 2006 increased revenue by 7.5% to $120.6 million.  In the fourth quarter, revenue increased 3.5% to $33.6 million as political advertising helped offset the loss of Monday Night Football at all our ABC affiliates and softness in local advertising.

          “In 2006, revenue increased 5.5% to $864.0 million at the Business-to-Business Group, which includes the following brands: J.D. Power and Associates, BusinessWeek, Platts, McGraw-Hill Construction and Aviation Week.  Chiefly due to the change in revenue recognition for the transformation of Sweets, revenue in the fourth quarter declined 10.0% to $238.6 million at the Business-to-Business Group.

          “J.D. Power and Associates finished the year with solid results, producing growth in both automotive and non-automotive sectors in the fourth quarter and for 2006.  Volatility in the energy markets drove demand all year for Platts’ news and pricing services.  Advertising pages for BusinessWeek’s global edition increased 1.6% in the fourth quarter and were off 0.6% for 2006 compared to 2005.  In the rapidly growing online market, BusinessWeek.com’s revenue increased by 46% in 2006.

          Corporate Expense:  “Including an incremental $21.4 million for stock-based compensation and a one-time charge for the elimination of the restoration stock option program, corporate expense increased to $162.8 million in 2006.  Restructuring charges were also taken: $4.1 million in the third quarter and $2.7 million in the fourth quarter.  Corporate expenses in the fourth quarter increased 10.0% to $40.8 million.  In 2005, corporate expenses included $2.8 million of restructuring charges in the fourth quarter.

          The Outlook:  “With continued strength in Financial Services and a rebounding education market, we are poised for double-digit earnings growth in 2007.”

          Conference Call/Webcast Details: The Corporation’s senior management will review the fourth quarter 2006 earnings results on a conference call scheduled for this morning, January 25th, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations website at www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation’s Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until February 1, 2007.

          The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions; the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising; the level of expenditures and state new adoptions in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

          About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2006 were $6.3 billion. Additional information is available at www.mcgraw-hill.com.

          Release issued: January 25, 2007

The McGraw-Hill Companies
Statements of Income
Periods ended December 31, 2006 and 2005
(in thousands, except per share data)

(unaudited)	Three Months			Twelve Months

	2006	2005	% Change	2006	2005	% Change

Revenue	$1,594,346	$1,541,318	3.4	$6,255,138	$6,003,642	4.2
Expenses, net	1,268,198	1,225,756	3.5	4,836,684	4,638,478	4.3

Income from operations	326,148	315,562	3.4	1,418,454	1,365,164	3.9
Interest expense / (income)	70	(1,816)	N/M	13,631	5,202	N/M

Income from operations before taxes on income	326,078	317,378	2.7	1,404,823	1,359,962	3.3
Provision for taxes on income	121,301	128,066	(5.3)	522,592	515,656	1.3

Net income	$204,777	$189,312	8.2	$882,231	$844,306	4.5

Earnings per common share:
Basic	$0.58	$0.51	13.7	$2.47	$2.25	9.8

Diluted	$0.56	$0.50	12.0	$2.40	$2.21	8.6

Dividend per common share	$0.1815	$0.1650	10.0	$0.7260	$0.6600	10.0

Average number of common shares outstanding:
Basic	352,965	374,001		356,467	375,006
Diluted	364,160	382,362		366,878	382,570

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended December 31, 2006 and 2005
(dollars in thousands)

Revenue	Three Months			Twelve Months
(unaudited)
	2006	2005	% Favorable (Unfavorable)	2006	2005	% Favorable (Unfavorable)

McGraw-Hill Education	$528,117	$593,454	(11.0)	$2,524,151	$2,671,732	(5.5)
Financial Services	794,066	650,411	22.1	2,746,442	2,400,809	14.4
Information & Media (a)	272,163	297,453	(8.5)	984,545	931,101	5.7

Total revenue	$1,594,346	$1,541,318	3.4	$6,255,138	$6,003,642	4.2

Operating Profit	Three Months				Twelve Months
(unaudited)
	2006	2005		% Favorable (Unfavorable)	2006	2005	% Favorable (Unfavorable)

McGraw-Hill Education (b) (c)	$4,377	$36,449		(88.0)	$329,125	$410,213	(19.8)
Financial Services (c) (d)	341,096	286,458		19.1	1,202,289	1,019,201	18.0
Information & Media (a) (b) (c) (e)	21,522	29,785		(27.7)	49,888	60,576	(17.6)

Total operating segments	366,995	352,692		4.1	1,581,302	1,489,990	6.1
General corporate expense (b) (c)	(40,847)	(37,130)		(10.0)	(162,848)	(124,826)	(30.5)
Interest (expense) / income	(70)	1,816		N/M	(13,631)	(5,202)	N/M

Total operating profit	$326,078 *	$317,378	*	2.7	$1,404,823 *	$1,359,962 *	3.3

N/M -	not meaningful
*	Income from operations before taxes on income
(a)	The transformation of Sweets resulted in a reduction of 2006 revenue and operating profit of $23.8 million and $21.1 million, respectively.
(b)	Three and twelve months of 2006 include a $16.1 million and $31.5 million pre-tax restructuring charge, respectively.
(c)	Three and twelve months of 2005 include a $23.2 million pre-tax restructuring charge.
(d)	Twelve months of 2005 includes a $6.8 million pre-tax gain on the sale of Corporate Value Consulting on September 30, 2005.
(e)	Three and twelve months of 2005 include a $5.5 million pre-tax loss on the sale of the Healthcare Information Group on November 8, 2005.

Exhibit 2

The McGraw-Hill Companies
Supplemental Information
Periods ended December 31, 2006 and 2005
(dollars in thousands)

The following table presents the amount of stock-based compensation expense included in operating profit:

Stock-Based Compensation Expense	Three Months		Twelve Months
(unaudited)
	2006	2005	2006		2005

McGraw-Hill Education	$7,492	$3,442	$31,649		$12,030
Financial Services	9,193	2,464	38,322		8,357
Information & Media	5,558	5,466	22,938		8,807
General corporate expense	7,696	11,399	43,272		21,922

Total company	$29,939	$22,771	$136,181	*	$51,116

*	Twelve months of 2006 includes a one-time pre-tax charge of $23.8 million ($14.9 million after-tax, or $0.04 per diluted share) from the elimination of the Company’s restoration stock option program.

The following table presents the amount of restructuring expense included in operating profit:

Restructuring Expense	Three Months		Twelve Months
(unaudited)
	2006	2005	2006	2005

McGraw-Hill Education	$10,441	$9,044	$16,003	$9,044
Financial Services	—	1,170	—	1,170
Information & Media	2,992	10,238	8,742	10,238
General corporate expense	2,653	2,789	6,784	2,789

Total company	$16,086	$23,241	$31,529	$23,241

SOURCE  The McGraw-Hill Companies
          -0-                                                  01/25/2007
          /CONTACT:    Media Relations Contact:
                                   Steven H. Weiss
                                   Vice President, Corporate Communications
                                   +1-212-512-2247 (office)
                                   +1-917-699-9389 (mobile)
                                   weissh@mcgraw-hill.com

                                   Investor Relations Contact:
                                   Donald S. Rubin
                                   Senior Vice President, Investor Relations
                                   +1-212-512-4321 (office)
                                   +1-212-512-3840 (fax)
                                   donald_rubin@mcgraw-hill.com /
          /First Call Analyst: /
          /FCMN Contact: jason_feuchtwanger@mcgraw-hill.com /
          /Web site:     http://www.mcgraw-hill.com
                               http://www.mcgraw-hill.com/investor_relations /
          (MHP)

Exhibit 3